Exhibit 99.1

Champion Homes Appoints Michael Haack to its Board of Directors

Troy, Michigan, August 26, 2026 / Business Wire/ – Champion Homes, Inc. (NYSE: SKY) (“Champion Homes” or “the Company”) today announced that its Board of Directors has appointed Michael Haack as a new independent director, effective August 24, 2026. With the addition of Mr. Haack, the Champion Homes Board now comprises seven directors, six of whom are independent. Mr. Haack will join the Board’s Compensation Committee.

Mr. Haack is a proven industrial leader with more than two decades of experience running large-scale manufacturing businesses through periods of significant change. He currently serves as President and Chief Executive Officer of Eagle Materials Inc. (“Eagle”) and as a member of its Board of Directors. Eagle is a leading U.S. manufacturer of heavy construction products and light building materials. Eagle’s primary products, Portland Cement and Gypsum Wallboard, are essential for building, expanding and repairing roads and highways and for building and renovating residential, commercial and industrial structures across America. During his tenure at Eagle, Michael has led the organization through multiple acquisitions totaling over $1.6B. Earlier in his career, Michael spent over 17 years at Halliburton in increasingly senior manufacturing, operational and global leadership positions.

“Michael brings deep experience leading complex industrial organizations – a perspective that inevitably will be beneficial to our Board,” said Michael Berman, Chair of the Champion Homes Board of Directors. “We look forward to his contributions as Champion Homes continues to focus on our customers, operating with discipline across our manufacturing footprint, and delivering long-term value for shareholders.”

“I am honored to join the Champion Homes Board and look forward to working with my fellow directors and the management team,” Mr. Haack said. “Champion Homes operates at the intersection of manufacturing and innovation and serves an important housing need. I look forward to bringing my experience with manufacturing operations to the Board as the Company pursues its strategic priorities.”

About Michael Haack

Mr. Haack has served as President and Chief Executive Officer of Eagle Materials Inc. since 2019 and is a member of the Company’s Board of Directors. During his tenure, he has helped lead the Company’s strategic and operational evolution, including significant M&A activity, investments in technology and innovation, and the transition from a decentralized plant structure to an integrated network. Prior to joining Eagle, Mr. Haack spent more than 17 years at Halliburton, where he held senior positions across manufacturing, supply chain, quality, reliability, regional operations and global strategy. His roles included Global Operations Manager for Sperry Drilling, where he led more than 8,000 employees across major global oil and gas markets. Mr. Haack serves on the board of directors of Terra CO2, previously served on the Board of Directors of 2Source Manufacturing Inc. and is involved with advisory organizations connected to MIT and Texas A&M University. He earned a Master of Business Administration from Rice University, a Master of Science in Industrial Engineering from Texas A&M University, and a Bachelor of Science in Industrial Engineering from Purdue University.

About Champion Homes, Inc.

Champion Homes, Inc. (NYSE: SKY) is a leading producer of factory-built housing in North America and employs approximately 9,200 people. With more than 70 years of homebuilding experience and 46 manufacturing facilities throughout the United States and western Canada, Champion Homes is well positioned with an innovative portfolio of manufactured and modular homes, ADUs, park-models and modular buildings for the single-family, multi-family, and hospitality sectors.

In addition to its core home building business, Champion Homes provides construction services to install and set-up factory-built homes, operates a factory-direct retail business with 95 retail locations across the United States, and operates Star Fleet Trucking, providing transportation services to the manufactured housing and other industries from several dispatch locations across the United States.

Investor contact information:

Name: Ellen Kaleniecki, Head of Investor Relations

Email: investorrelations@championhomes.com

Phone: (248) 614-8211